Exhibit g(2)


Dated:  As of December 31, 2001

Amended and Restated Schedule C
Of the Custody Agreement between
First Pacific Mutual Funds, Inc. and The Union Bank of
California, N.A.




Part I - 	Access Persons of Bank

		Moon Shil Lee
		Andrea Romstad
		Philip Clarke
		Annabelle Anonuevo


Part II -	Authorized Persons of the Fund

		Terrence K.H. Lee		/s/ Terrence K.H. Lee____

		Jean M. Chun		/s/ Jean M. Chun________

		Charlotte A. Meyer	/s/ Charlotte A. Meyer____

		Louis D'Avanzo		/s/ Louis D'Avanzo______

		Nora Simpson		/s/ Nora Simpson_______





					UNION BANK OF CALIFORNIA, N.A.

					By:  	/s/ Andrea Romstad__________

					Title:  	Vice President_________

					Date:  	December 31, 2001______

					FIRST PACIFIC MUTUAL FUNDS, INC.

By:  	/s/ Terrence K.H. Lee________

					Title:  	President_and CEO______

					Date:  	January 7, 2002________